Exhibit 99.1

Twinlab Consolidated Holdings Names Anthony Zolezzi CEO

Boca Raton, Fla. (July 16, 2018) – Anthony Zolezzi has been named chief executive officer of prominent nutritional and nutrient supplement company, Twinlab Consolidated Holdings, Inc. (OTCPK:TLCC) ("TCC" or "Twinlab"). Formally appointed to the company’s Board of Directors in May of this year, in his new role as CEO, Mr. Zolezzi will lead the 50-year-old company into the next evolution of transforming personal health through nutrition.

“Anthony is a proven leader and innovator in the natural products industry,” said David Van Andel, chairman of Twinlab. “He has the unique ability to spot opportunities and create value and innovative relationships of products against unmet needs. With his direction and insight, Twinlab will be poised to uniquely deliver on helping people live healthier lives.”

Mr. Zolezzi has played a major role for the past 30 years in leading and advising corporations to innovate within their existing strengths, while increasing profitability and uncovering new innovations. His work has resulted in numerous successful entrepreneurial movements, companies and products focused on sustainability and health.

Some of Mr. Zolezzi’s most impressive business ventures include creating the partnership between Wild Oats and Walmart to make wellness products both affordable and accessible, which became one of the most successful product launches in Walmart’s history. He co-founded Code Blue Recycling, which filed 19 patents on unique recycling technologies, then created a partnership with PepsiCo and sold it to Waste Management in 2006. Mr. Zolezzi also co-founded and launched Pet Promise natural pet food that quickly became the leader in the natural pet food category resulting in a multi-million-dollar sale to Nestlé Purina and paved the way for the current multi-billion dollar natural pet-food industry. Furthermore, he created Bubba Gump Shrimp Co. packaged retail shrimp and restaurants based on the award-winning film “Forrest Gump”.

Mr. Zolezzi’s other outstanding career accomplishments include developing Horizon Organic Dairy’s children’s products and the partnership with Horizon Organic and Starbucks; Nestlé Waters PET recycling; New Chapter children’s supplements and first ever pet probiotic; The Humane Society of The United States repositioning campaign to “Celebrate Animals Confronting Cruelty;” serving as CEO of The New Organics Co., which was one of the first to market with organic pre-packaged foods for mainstream families; and developing and directing The Prince of Wales’ book and documentary, “Harmony” that highlighted Prince Charles’ personal health and sustainability initiatives.

“One of the aspects of this role with Twinlab that excites me the most is the breadth of science and quality of products in the Twinlab and Reserveage brands,” said Mr. Zolezzi. “This is a critical time for nutritional supplements as consumers are actively exploring new ways to take charge of their health. I’m highly motivated that we can do that through new innovation and technology within Twinlab’s family of brands.”

Additionally, Mr. Zolezzi serves as a strategic advisor to Pegasus Capital Advisors, a private, alternative asset management firm that manages upwards of $2 billion in assets. He is a co-founder and former board chairman of The Organic Center for Education and Promotion and former board member of Vitamin Angels, helping both nonprofit organizations raise record amounts of money during his board terms. Mr. Zolezzi currently serves on the Board of Directors of Wild Oats Marketplace Organic, the Board of Advisors to the Culinary Institute and Harvard's School of Public Health in the Menus of Change Initiative and as an advisor and judge of the Global Katerva Global Sustainability Awards. He is author of numerous books including, “Uncharted Waters,” “Do Something: Leave Your Mark on the World,” “The Detachment Paradox” and “Chemical-Free Kids: How to Safeguard Your Child’s Diet and Environment.”

For more about Twinlab Consolidated Holdings and its family of brands, visit www.TCHHOME.com.

About Twinlab Consolidated Holdings, Inc.

Twinlab Consolidated Holdings, Inc. ("TLCC") is the parent holding company of Twinlab Consolidation Corp., an industry-focused health and wellness company committed to developing top brands. TLCC has a portfolio of products that are made in America using the finest ingredients from around the world. In addition to its namesake brand, Twinlab®, established in 1968, TLCC, through TCC and its subsidiaries, also manufactures and sells other well-known category leaders including the Metabolife® line of diet and energy products; the Twinlab® Fuel line and newly launched REAAL® sports nutrition products; Alvita® teas, established in 1922 as a single-herb tea line; and premium nutritional and anti-aging / wellness supplements under the award winning Reserveage™ Nutrition family of brands. TCC also owns NutraScience Labs, an award-winning contract manufacturer. Visit www.tchhome.com for more information.

Forward Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, those risks set forth in the "Item 1A. Risk Factors" section of the Annual Report on Form 10-K filed by TLCC with the Securities and Exchange Commission on April 3, 2018 as updated by TLCC's other SEC filings. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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